As filed with the Securities and Exchange Commission on August 23, 2023
Registration No. 333-259615
333-261256
333-263398
333-270194

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO 1.
TO:
FORM S-8 REGISTRATION STATEMENT (No. 333-259615)
FORM S-8 REGISTRATION STATEMENT (No. 333-261256)
FORM S-8 REGISTRATION STATEMENT (No. 333-263398)
FORM S-8 REGISTRATION STATEMENT (No. 333-270194)
Under
The Securities Act of 1933

FORGEROCK, INC.
(Exact name of Registrant as specified in its charter)

Delaware	33-1223363
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

ForgeRock, Inc.
201 Mission Street
Suite 2900
San Francisco, CA 94105
(415) 599-1100
(Address of principal executive offices, including zip code)

ForgeRock, Inc. 2012 Equity Incentive Plan
ForgeRock, Inc. 2021 Equity Incentive Plan
ForgeRock, Inc. 2021 Employee Stock Purchase Plan
(Full title of the plan)

Fran Rosch
President and Chief Executive Officer
ForgeRock, Inc.
201 Mission Street
Suite 2900
San Francisco, CA 94105
(Name and address of agent for service)

(415) 599-1100
(Telephone number, including area code, of agent for service)

Copies to:

Rezwan D. Pavri Richard C. Blake Lester Ang Wilson Sonsini Goodrich & Rosati, P.C. 650 Page Mill Road Palo Alto, California 94304 (650) 493-9300	Sam Fleischmann Chief Legal Officer ForgeRock, Inc. 201 Mission Street Suite 2900 San Francisco, CA 94105 (415) 599-1100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the following Registration Statements on Form S-8 (each, a “Registration Statement” and collectively, the “Registration Statements”) of ForgeRock, Inc., a Delaware corporation (the “Registrant”), which were previously filed by the Registrant with the U.S. Securities and Exchange Commission (the “SEC”) and is being filed to deregister any and all securities that remain unsold or otherwise unissued as of the date hereof under each such Registration Statement:

1.
Registration Statement on Form S-8 (File No. 333-259615), filed with the SEC on September 17, 2021, registering (i) 6,958,664 shares of Class A common stock, par value $0.001 per share (the “Class A common stock”), reserved for issuance pursuant to the ForgeRock, Inc. 2021 Equity Incentive Plan (the “2021 Plan”), (ii) 1,617,000 shares of Class A common stock reserved for issuance pursuant to the ForgeRock, Inc. 2021 Employee Stock Purchase Plan (the “2021 ESPP”), (iii) 15,017,321 shares of Class A common stock reserved for issuance pursuant to the ForgeRock, Inc. 2012 Equity Incentive Plan, as amended (the “2012 Plan”), (iv) 480,175 shares of Class A common stock reserved for issuance pursuant to stock option awards outstanding under the 2021 Plan and (v) 15,017,321 shares of Class B common stock, par value $0.001 per share (the “Class B common stock”), reserved for issuance pursuant to stock option awards outstanding under the 2012 Plan.

2.	Registration Statement on Form S-8 (File No. 333-261256), filed with the SEC on November 22, 2021, registering 1,755,721 shares of Class A common stock reserved for issuance pursuant the 2012 Plan.

3.
Registration Statement on Form S-8 (File No. 333-263398), filed with the SEC on March 9, 2022, registering (i) 4,132,673 shares of Class A common stock reserved for issuance pursuant the 2021 Plan and (ii) 826,532 shares of Class A common stock reserved for issuance pursuant to the 2021 ESPP.

4.
Registration Statement on Form S-8 (File No. 333-270194), filed with the SEC on March 1, 2023, registering (i) 4,354,959 shares of Class A common stock reserved for issuance pursuant the 2021 Plan and (ii) 870,991 shares of Class A common stock reserved for issuance pursuant to the 2021 ESPP.

On August 23, 2023, pursuant to an Agreement and Plan of Merger, dated October 10, 2022, by and among Project Fortress Parent, LLC (“Parent”), Project Fortress Merger Sub, Inc., a wholly owned subsidiary of Parent (“Merger Sub”), and the Registrant, Merger Sub merged with and into the Registrant, with the Registrant surviving as a wholly owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Registrant is terminating the Registration Statements and deregistering the remaining shares of Class A common stock and Class B common stock (collectively, the “Shares”) registered but unsold under the Registration Statements, if any, in accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the Shares that had been registered for issuance under the Registration Statements that remain unsold at the termination of the offerings. The Registrant hereby removes from registration any and all such Shares registered but unsold as of the date hereof under the Registration Statements. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such Shares and the Registrant hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on August 23, 2023.

FORGEROCK, INC.

By:	/s/ Francis C. Rosch
Francis C. Rosch
Chief Executive Officer

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment.